Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Fourth Quarter and Fiscal Year 2006 Results

DRAPER, Utah, March 6, 2007 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC) (“the Company”), today reported results for its fourth quarter and fiscal year ended December 30, 2006.

Fourth Quarter and Fiscal Year Results

Consolidated net sales for the fourth quarter ended December 30, 2006 were $57.7 million, compared to $55.4 million for the comparable quarter of the prior year.  For the fourth quarter of fiscal 2006, the Company reported a consolidated net loss of $(20.1) million, or $(1.50) per diluted common share, compared to a consolidated net loss of $(2.3) million, or $(0.17) per diluted common share, for the fourth quarter of fiscal 2005.

The results for the fourth quarter of fiscal 2006 include non-cash impairment charges of $18.5 million relating to ClearLab, the Company’s international contact lens manufacturing business.  Of the total impairment charges, $14.9 million relates to the impairment of goodwill from the Company’s 2002 purchase of ClearLab’s Singapore operation and the balance relates to assets impaired due to the decision to close ClearLab’s United Kingdom manufacturing operations and consolidate these operations in Singapore.  The results also include $1.0 million of additional expenses (primarily severance costs) related to this decision to close the United Kingdom manufacturing operations.

For the fiscal year ended December 30, 2006, consolidated net sales were $248.7 million, compared to $238.0 million for the prior year.  The Company reported a consolidated net loss of $(22.5) million, or $(1.68) per diluted common share, for fiscal 2006, compared to a consolidated net loss of $(2.6) million, or $(0.20) per diluted common share, for fiscal 2005.

Excluding the $18.5 million impairment and $1.0 million restructuring charges related to ClearLab, the Company would have realized a consolidated net loss for the fourth quarter of fiscal 2006 of $(0.5) million, or $(0.04) per diluted common share, and a consolidated net loss of $(2.9) million, or $(0.22) per diluted common share, for fiscal 2006.

U.S. Retail

Net sales and operating income for the Company’s U.S. retail business for the fourth quarter of fiscal 2006 were $51.8 million and $4.0 million, respectively, compared to net sales of $50.6 million and operating income of $3.2 million for the fourth quarter of fiscal 2005.  For fiscal year 2006, net sales and operating income for the Company’s US retail business were $227.9 million and $21.9 million, respectively, compared to net sales of $219.6 million and operating income of $15.4 million for fiscal 2005.

Gross margin for the Company’s U.S. retail business decreased to 37.8% for the fourth quarter of fiscal 2006 from 38.4% for the fourth quarter of fiscal 2005 and to 39.0% for fiscal 2006 from 39.4% for fiscal 2005.

Advertising expense for the fourth quarter of fiscal 2006 was $2.7 million less than the fourth quarter of fiscal 2005 and was $11.3 million less for fiscal 2006 than for fiscal 2005.

During the fourth quarter of fiscal 2006, other selling, general and administrative expenses as a percentage of net sales for the U.S. retail business increased to 24.1% from 21.0% in the fourth quarter of fiscal 2005.  For fiscal 2006, other selling, general and administrative expenses as a percentage of net sales increased to 21.7% from 19.4% in fiscal 2005.

ClearLab

Net sales and operating loss for ClearLab, the Company’s international contact lens manufacturing business, for the fourth quarter of fiscal 2006 were $5.9 million and $(23.4) million, respectively, compared to net sales of $4.7 million and an operating loss of $(4.1) million for the fourth quarter of fiscal 2005.  The results for the fourth quarter of fiscal 2006 include non-cash impairment charges of $18.5 million as discussed earlier.  ClearLab’s net sales for the fourth quarters of fiscal 2006 and 2005 include $1.0 million in license fees from the Company’s Japanese license agreement.

For fiscal 2006, net sales and operating loss for ClearLab were $20.8 million and $(36.4) million, respectively, compared to net sales of $19.6 million and an operating loss of $(9.4) million for fiscal 2005.  ClearLab’s net sales for fiscal 2006 and 2005 include $5.1 million and $4.0 million, respectively, in license fees from the Company’s Japanese license agreement.  In addition, ClearLab’s net sales for fiscal 2005 include $1.2 million of intercompany sales to the Company’s U.S. retail business.

For fiscal 2006, ClearLab’s operating results include a $2.9 million increase in research and development expense and a $5.0 million increase in other selling, general and administrative expenses, including $1.0 million (primarily severance costs) related to the decision to close the United Kingdom manufacturing operations.

The change in consolidated other income (expense) for fiscal 2006 was principally due to unrealized foreign exchange transaction gains related primarily to intercompany loans to ClearLab.

Strategic Review

Jonathan Coon, Chief Executive Officer, remarked, “We previously stated that we expected to announce the terms of a ClearLab separation by the end of March 2007.  We now believe it is in the best interest of our shareholders to allow this process to continue beyond the end of the first quarter.  There are three potential sources of value for 1-800 CONTACTS shareholders through transactions for ClearLab — the Singapore operation, the flat pack technology and other intellectual property, and a potential tax benefit.”

Brian Bethers, President, added, “Although additional future value may be produced from the contemplated transactions, we anticipate realizing less than our cumulative investment in ClearLab.  As a result, we recorded the $14.9 million non-cash impairment charge as noted above in our 2006 fourth quarter, reflecting the complete write off of goodwill from our 2002 acquisition of the ClearLab operations in Singapore.”

Mr. Coon continued, “We have received offers for the flat pack IP and ClearLab’s Singapore operation; however, we have not received offers for both of these assets from the same party.  As a result, a separation of ClearLab is likely to be accomplished in two separate transactions — one for the flat pack technology and IP and one for ClearLab’s Singapore operation.

“There can be no assurance that any of these transactions can be completed.  However, if completed, we believe the combination of transactions could provide sufficient cash at closing to allow us to retire our outstanding indebtedness, including our line of credit and long term debt totaling approximately $37 million at year end 2006.  We believe these transactions, if executed, could also provide a tax benefit.  In addition, ongoing future consideration could add significant future value if these transactions are completed.

“We are currently considering another alternative which would still include a separation of ClearLab’s Singapore operation.  Rather than sell the current Japanese license agreement and exclusive rights to the flat pack technology worldwide, we might instead pursue a strategy of selling ClearLab’s Singapore operation and retaining the current Japanese license agreement and the flat pack technology.

“Our current Japanese license agreement for the flat pack technology covers only the territory of Japan and provides for minimum payments to 1-800 CONTACTS of at least $5 million per year for 15 years.  We expect these payments to begin by 2011.  We have received interest from multiple manufacturers in the flat pack technology.  Although an outright sale of the Japanese license agreement and exclusive global rights to the flat pack technology might provide more upfront cash to our shareholders, we are currently evaluating whether more value could be created by pursuing a strategy of non-exclusive licenses with multiple manufacturers.”

The Company’s strategic review to determine how to maximize value for the Company’s shareholders through a ClearLab transaction has been broadened to include a strategic review of the U.S. retail business.  Sonenshine Partners will continue to act as the Company’s lead advisor; however, the Company has also retained Goldman, Sachs & Co. to assist with the review of its retail business.

2007 Outlook

For fiscal year 2007, the Company expects U.S. retail net sales of approximately $240 million to $250 million with advertising spending of approximately $18 million.  The Company expects operating income of $23 million to $26 million in fiscal 2007 for its U.S. retail business.

For the first quarter of fiscal 2007, the Company expects U.S. retail net sales of approximately $60 million and operating income of approximately $4.0 million.  The Company expects advertising spending in the first quarter of fiscal 2007 of approximately $5.0 million — an increase of $1.1 million from the first quarter of fiscal 2006.  These expected results reflect the impact of the industry supply disruption of a top selling lens previously announced on January 31st.  The affected lens represents approximately 4% of our revenue.  This manufacturer continues to experience difficulties providing these and other lenses and cannot guarantee when these production issues will be resolved.  The Company estimates that lost net sales and operating income for the affected lenses will total approximately $2.0 million and $0.5 million, respectively, in the first quarter of fiscal 2007.

Mr. Coon stated, “As we announced at the end of January, we can now purchase directly, as an authorized account every lens marketed by the four largest manufacturers for the first time in the Company’s history.  This is a milestone event for us and we are excited about the opportunity to refocus the Company’s resources and management’s time on serving customers and growing our business in 2007.  However, as we begin rebuilding our business with customers whom we have not been able to serve for years, it is disappointing that a temporary supply disruption leaves us unable to serve so many customers whose lenses we have historically been able to purchase directly.

“In addition, our forecasted results account for the fact that we are coming off a year in which we cut advertising almost in half while we pursued a resolution of our long term supply issue.  We have talked previously about the flywheel effect advertising has on our business.  Our revenue and operating income benefited from this flywheel effect going into 2006 when we cut advertising.  We will see the reverse of this effect as we increase advertising in the first half of 2007 and expect a relatively slow start to 2007.”

Regarding the short term outlook for ClearLab’s Singapore operation, Mr. Bethers commented, “Our decision to close ClearLab’s United Kingdom manufacturing operations and consolidate in Singapore was a result of an extensive review of ClearLab’s operations.  ClearLab’s results for 2007 will reflect costs relating to the closure of the United Kingdom manufacturing operations and the consolidation in Singapore.  The total costs relating to this consolidation are estimated between $7.0 million to $8.6 million of which $4.6 million is included in the 2006 results.

“We expect to complete the UK site closure, except for ongoing lease commitments and disposal of surplus equipment, in the first fiscal quarter of 2007, and anticipate that all ongoing obligations relating to the UK operations including lease commitments and disposal of surplus equipment will cease no later than the end of 2007. All manufacturing activity should be consolidated in Singapore by the end of the third fiscal quarter of 2007.  Excluding the anticipated $3.4 to $5.0 million of additional cash costs related to the UK closure, we estimate cash funding requirements for ClearLab operations and R&D from 1-800 CONTACTS to be approximately $3.5 million for the first quarter of 2007 and $2.5 million for the second quarter of 2007.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price, and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in markets outside of the United States.  More information about ClearLab can be found at its website, www.clearlab.com.

About Sonenshine Partners LLC

Sonenshine Partners LLC is a New York-based investment bank that provides integrated strategic and financial advisory services for a variety of large cap and middle market companies. The firm was founded in 2000 by Marshall Sonenshine, who had previously been a partner at investment bank Wolfensohn & Co.  Since its inception, Sonenshine Partners has completed major merger and acquisition, restructuring and corporate finance assignments involving a broad range of Fortune 500 and middle market companies worldwide.  More information regarding Sonenshine Partners can be found on www.sonenshinepartners.com.

Forward-looking Statements

This news release contains a number of statements about the Company’s future business prospects which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include all statements which are not purely historical and include, but are not necessarily limited to, any potential sources of value, anticipated values, tax benefits, or structure arising from or related to any potential ClearLab transactions; the Company’s belief that the potential

ClearLab transactions could provide sufficient cash at closing to allow the Company to retire its outstanding indebtedness or could otherwise add significant future value; the possibility of selling ClearLab’s Singapore operation while retaining the Japanese license agreement and the flat pack technology; any statements relating to the Japanese license agreement for the flat pack technology, including the timing and amount of any payments to be made pursuant to that agreement; statements relating to the strategic review of the U.S. retail business; expected U.S. retail net sales and operating income for the first quarter of and for fiscal year 2007; anticipated advertising spending in the first quarter and full year of 2007; anticipated lost sales and operating income due to the supply disruptions; the anticipated impact of advertising spending on revenue and operating income; estimated costs of the closure of the United Kingdom manufacturing operations and the consolidation of such operations in Singapore; the timing of the consolidation; and ongoing cash funding requirements for ClearLab.  All such forward-looking statements are based upon information available to the Company as of the date hereof, and the Company disclaims any intention or obligation to update any such forward-looking statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include, among others: general economic conditions; the health and size of the contact lens industry; consumer acceptance of the Company’s and ClearLab’s products; product health benefits; the outcome of the strategic review of ClearLab and the U.S. retail business; supply risks; inventory acquisition and management; manufacturing operations; governmental regulations; exchange rate fluctuations;  unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements; research and development initiatives; prescription verification requirements of The Fairness to Contact Lens Consumers Act; other regulatory considerations; and the other risks and uncertainties identified in the reports filed from time to time by the Company with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Year Ended
	December 31,	December 30,	December 31,	December 30,
	2005	2005	2005	2006
NET SALES	$55,444	$57,701	$237,950	$248,676
COST OF GOODS SOLD	36,088	37,271	149,266	157,234
Gross profit	19,356	20,430	88,684	91,442
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	4,715	1,982	24,979	13,645
Legal and professional	1,341	1,742	4,741	5,297
Research and development	877	1,704	3,169	6,057
Impairment of goodwill & long-lived assets	—	18,540	—	18,540
Other selling, general & administrative	12,702	15,856	50,061	62,114
Total selling, general & administrative expenses	19,635	39,824	82,950	105,653
INCOME (LOSS) FROM OPERATIONS	(279)	(19,394)	5,734	(14,211)
OTHER INCOME (EXPENSE), net	(549)	1,098	(3,111)	1,708
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(828)	(18,296)	2,623	(12,503)
PROVISION FOR INCOME TAXES	(1,427)	(1,771)	(5,228)	(9,956)
NET LOSS	$(2,255)	$(20,067)	$(2,605)	$(22,459)

PER SHARE INFORMATION:
Basic and diluted net loss per common share	$(0.17)	$(1.50)	$(0.20)	$(1.68)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	13,340	13,382	13,321	13,363

OTHER DATA:
Depreciation	$1,335	$1,995	$4,740	$6,677
Amortization	1,013	901	4,180	3,794
Total depreciation and amortization	$2,348	$2,896	$8,920	$10,471
Depreciation and amortization included in the following captions:
Cost of goods sold	$720	$1,055	$2,920	$3,612
Research and development	55	223	140	458
Other selling, general & administrative	1,573	1,618	5,860	6,401
Total depreciation and amortization	$2,348	$2,896	$8,920	$10,471

SEGMENT INFORMATION:

	Quarter Ended
	December 31, 2005				December 30, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$50,635	$4,712	$97	$55,444	$51,772	$5,929	$—	$57,701
Gross profit (loss)	19,466	(651)	541	19,356	19,562	846	22	20,430
Research and development	103	774	—	877	—	1,704	—	1,704
Impairment of goodwill & long-lived assets	—	—	—	—	—	18,540	—	18,540
Other selling, general & administrative	10,624	2,078	—	12,702	12,464	3,392	—	15,856
Income (loss) from operations	3,230	(4,050)	541	(279)	4,017	(23,433)	22	(19,394)

Depreciation and amortization	$1,358	$990	$—	$2,348	$1,378	$1,518	$—	$2,896

	Year Ended
	December 31, 2005				December 30, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$219,559	$19,585	$(1,194)	$237,950	$227,868	$20,808	$—	$248,676
Gross profit	86,438	2,496	(250)	88,684	88,928	2,239	275	91,442
Research and development	103	3,066	—	3,169	10	6,047	—	6,057
Impairment of goodwill & long-lived assets	—	—	—	—	—	18,540	—	18,540
Other selling, general & administrative	42,494	7,567	—	50,061	49,508	12,606	—	62,114
Income (loss) from operations	15,389	(9,405)	(250)	5,734	21,903	(36,389)	275	(14,211)

Depreciation and amortization	$4,988	$3,932	$—	$8,920	$5,472	$4,999	$—	$10,471

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31,	December 30,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash	$1,481	$2,737
Accounts receivable, net	3,451	3,577
Inventories, net	21,458	24,325
Deferred income taxes	1,624	1,886
Other current assets	5,530	4,641
Total current assets	33,544	37,166
PROPERTY, PLANT AND EQUIPMENT, net	29,705	27,555
DEFERRED INCOME TAXES	1,087	898
GOODWILL	35,405	22,304
DEFINITE-LIVED INTANGIBLE ASSETS, net	13,847	11,500
OTHER ASSETS	1,357	1,102
Total assets	$114,945	$100,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	1,633	2,633
Current portion of capital lease obligations	58	57
Accounts payable and accrued liabilities	24,126	24,904
Total current liabilities	25,817	27,594
LONG-TERM LIABILITIES:
Line of credit	23,746	29,970
Long-term debt, net of current portion	6,440	4,404
Capital lease obligations, net of current portion	83	35
Other long-term liabilities	1,642	844
Total long-term liabilities	31,911	35,253
STOCKHOLDERS’ EQUITY	57,217	37,678
Total liabilities and stockholders’ equity	$114,945	$100,525